Exhibit 99.1

TIME WARNER CABLE REPORTS

2012 SECOND-QUARTER RESULTS

NEW YORK, NY, August 2, 2012 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its second quarter ended June 30, 2012.

Time Warner Cable Chief Executive Officer Glenn Britt said: “We delivered another good quarter, with more than 9% revenue growth. We benefited from continued strong performance in residential high-speed data and business services, rising political advertising and our recent acquisition of Insight Communications.”

FINANCIAL RESULTS

Revenues for the second quarter of 2012 increased 9.3% from the second quarter of 2011 to $5.4 billion. Residential services revenues increased 7.4% to $4.6 billion and business services revenues grew 28.5% to $464 million, while advertising revenues increased 17.8% to $265 million.

(in millions; unaudited)	2nd Quarter				Year-to-Date 6/30
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Residential services revenues:
Video	$2,797	$2,676	$121	4.5%	$5,508	$5,337	$171	3.2%
High-speed data	1,266	1,115	151	13.5%	2,465	2,209	256	11.6%
Voice	539	497	42	8.5%	1,047	990	57	5.8%
Other	15	12	3	25.0%	30	23	7	30.4%

Total residential services revenues	4,617	4,300	317	7.4%	9,050	8,559	491	5.7%

Business services revenues:
Video	81	70	11	15.7%	157	139	18	12.9%
High-speed data	224	177	47	26.6%	432	344	88	25.6%
Voice	73	46	27	58.7%	136	88	48	54.5%
Wholesale transport	44	39	5	12.8%	85	71	14	19.7%
Other	42	29	13	44.8%	83	31	52	167.7%

Total business services revenues	464	361	103	28.5%	893	673	220	32.7%
Advertising revenues	265	225	40	17.8%	476	422	54	12.8%
Other revenues	58	58	—	—	119	117	2	1.7%

Total revenues	$5,404	$4,944	$460	9.3%	$10,538	$9,771	$767	7.8%

Revenues for the second quarter of 2012 benefited from the acquisitions of Insight Communications Company, Inc. (on February 29, 2012), the NewWave Communications cable systems (on November 1, 2011) and NaviSite, Inc. (on April 21, 2011), as detailed below.

(in millions; unaudited)	2nd Quarter 2012
	Historical TWC(a)	Organic % Change(b)	Acquisitions				Total TWC
			Insight	NewWave	NaviSite(c)	Total
Residential services revenues:
Video	$2,648	(1.0%)	$138	$11	$—	$149	$2,797
High-speed data	1,195	7.2%	66	5	—	71	1,266
Voice	499	0.4%	38	2	—	40	539
Other	13	8.3%	2	—	—	2	15

Total residential services revenues	4,355	1.3%	244	18	—	262	4,617
Business services revenues	434	20.2%	16	1	13	30	464
Advertising revenues	254	12.9%	11	—	—	11	265
Other revenues	56	(3.4%)	2	—	—	2	58

Total revenues	$5,099	3.1%	$273	$19	$13	$305	$5,404

(a)

Historical TWC amounts include the results of NaviSite for the period of April 21 through June 30, 2012 and exclude the results of (i) NaviSite from April 1 through April 20, 2012, (ii) Insight and (iii) the cable systems acquired from NewWave.

(b)	Organic % Change represents the change between the Historical TWC amounts for the second quarter of 2012 and TWC’s results for the second quarter of 2011 included in the table on page 1.
(c)	NaviSite amounts represent NaviSite’s results for the period from April 1 through April 20, 2012.

(in millions; unaudited)	Year-to-Date 6/30/2012
	Historical TWC(a)	Organic % Change(b)	Acquisitions				Total TWC
			Insight(c)	NewWave	NaviSite(d)	Total
Residential services revenues:
Video	$5,299	(0.7%)	$187	$22	$—	$209	$5,508
High-speed data	2,368	7.2%	88	9	—	97	2,465
Voice	991	0.1%	51	5	—	56	1,047
Other	28	21.7%	2	—	—	2	30

Total residential services revenues	8,686	1.5%	328	36	—	364	9,050
Business services revenues	820	21.8%	21	3	49	73	893
Advertising revenues	461	9.2%	15	—	—	15	476
Other revenues	117	—	2	—	—	2	119

Total revenues	$10,084	3.2%	$366	$39	$49	$454	$10,538

(a)

Historical TWC amounts include the results of NaviSite for the period of April 21 through June 30, 2012 and exclude the results of (i) NaviSite from January 1 through April 20, 2012, (ii) Insight and (iii) the cable systems acquired from NewWave.

(b)

Organic % Change represents the change between the Historical TWC amounts for the six months ended June 30, 2012 and TWC’s results for the six months ended June 30, 2011 included in the table on page 1.

(c)	Insight amounts represent the financial results of Insight from the date of acquisition (February 29, 2012) through June 30, 2012.
(d)	NaviSite amounts represent NaviSite’s results for the period from January 1 through April 20, 2012.

Excluding the impact from acquisitions, residential services revenue growth was primarily driven by an increase in high-speed data revenues, partially offset by a decline in video revenues.

•

The growth in residential high-speed data revenues was the result of growth in high-speed data subscribers and an increase in average revenues per subscriber (due to both price increases and a greater percentage of subscribers purchasing higher-priced tiers of service).

•

Residential video revenues decreased driven by declines in video subscribers and revenues from premium channels and transactional video-on-demand, partially offset by price increases, a greater percentage of subscribers purchasing higher-priced tiers of service and increased revenues from equipment rental charges.

•	Residential voice revenues remained essentially flat as growth in voice subscribers was offset by a decrease in average revenues per subscriber.

Excluding the impact from acquisitions, business services revenue growth was primarily due to increases in high-speed data and voice subscribers and growth in Metro Ethernet revenues.

Excluding the impact from acquisitions, advertising revenues increased primarily as a result of increases in political advertising and revenues from advertising inventory sold on behalf of other video distributors.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the second quarter of 2012 increased 10.3% from the second quarter of 2011 to $2.0 billion. The increase was driven by revenue growth, partially offset by an 8.8% increase in operating expenses.

Operating expenses grew primarily due to higher employee costs, video programming expenses, other operating costs and bad debt expense, partially offset by a decrease in marketing expense. Employee costs were up 11.3% to $1.1 billion, primarily as a result of acquisitions, increased business services headcount and higher compensation costs per employee. Pension costs increased $15 million. Video programming expenses grew 5.9% to $1.2 billion due to contractual rate increases and the acquisition of Insight offset, in part, by an organic decline in video subscribers. For the second quarter of 2012, video programming costs were reduced by approximately $15 million due to net changes in cost estimates for programming services carried without a contract, changes in programming audit reserves and certain contract settlements. Average monthly video programming costs per video subscriber increased 3.7% year-over-year to $30.92 for the second quarter of 2012. Bad debt expense increased 44.1% to $49 million, primarily as a result of higher collection expense, as well as the Insight acquisition.

Operating Income for the second quarter of 2012 increased 7.2% from the second quarter of 2011 to $1.1 billion. Note 1 to the accompanying consolidated financial statements details certain items affecting the comparability of TWC’s results for the second quarters of 2012 and 2011. Excluding these items, second-quarter 2012 Operating Income would have grown 8.3% to $1.2 billion, driven by higher Adjusted OIBDA, partially offset by higher depreciation and amortization expenses primarily as a result of the Company’s recent acquisitions (largely Insight).

(in millions; unaudited)	2nd Quarter				Year-to-Date 6/30
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Adjusted OIBDA(a)	$2,011	$1,824	$187	10.3%	$3,884	$3,555	$329	9.3%
Adjusted OIBDA margin(b)	37.2%	36.9%			36.9%	36.4%
Merger-related and restructuring costs	(21)	(9)	(12)	133.3%	(66)	(15)	(51)	340.0%

OIBDA(a)	1,990	1,815	175	9.6%	3,818	3,540	278	7.9%
Depreciation	(817)	(744)	(73)	9.8%	(1,588)	(1,488)	(100)	6.7%
Amortization	(33)	(8)	(25)	312.5%	(48)	(14)	(34)	242.9%

Operating Income	$1,140	$1,063	$77	7.2%	$2,182	$2,038	$144	7.1%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.

Adjusted OIBDA less Capital Expenditures for the first six months of 2012 totaled $2.5 billion, a 12.5% increase over the first six months of 2011, due to higher Adjusted OIBDA, partially offset by higher capital expenditures. Capital Expenditures were $1.4 billion for the first six months of 2012, a 4.0% increase over the first six months of 2011, largely reflecting higher spending in support capital (primarily residential services and other), as well as business services line extensions, partially offset by lower spending in residential services scalable infrastructure.

(in millions; unaudited)	2nd Quarter				Year-to-Date 6/30
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Adjusted OIBDA(a)	$2,011	$1,824	$187	10.3%	$3,884	$3,555	$329	9.3%
Capital expenditures	(712)	(700)	(12)	1.7%	(1,418)	(1,363)	(55)	4.0%

Adjusted OIBDA less capital expenditures(a)	$1,299	$1,124	$175	15.6%	$2,466	$2,192	$274	12.5%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less capital expenditures.

Net Income Attributable to TWC Shareholders was $452 million, or $1.44 per basic common share and $1.43 per diluted common share, for the second quarter of 2012 compared to $420 million, or $1.25 per basic common share and $1.24 per diluted common share, for the second quarter of 2011. Note 1 to the accompanying consolidated financial statements details certain items affecting the comparability of TWC’s net income attributable to TWC shareholders for the second quarters of 2012 and 2011.

Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude the items detailed in Note 1, were $466 million and $1.48, respectively, for the second quarter of 2012 compared to $408 million and $1.20, respectively, for the second quarter of 2011. These increases were primarily due to higher Operating Income and lower other expense, net, partially offset by higher income tax provision and interest expense, net. Additionally, Adjusted Diluted EPS for the second quarter of 2012 benefited from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program.

(in millions, except per share data;	2nd Quarter				Year-to-Date 6/30
unaudited)			Change				Change
	2012	2011	$	%	2012	2011	$	%
Net income attributable to TWC shareholders	$452	$420	$32	7.6%	$834	$745	$89	11.9%
Adjusted net income attributable to TWC shareholders(a)	$466	$408	$58	14.2%	$880	$760	$120	15.8%
Net income per common share attributable to TWC common shareholders:
Basic	$1.44	$1.25	$0.19	15.2%	$2.65	$2.18	$0.47	21.6%
Diluted	$1.43	$1.24	$0.19	15.3%	$2.63	$2.16	$0.47	21.8%
Adjusted Diluted EPS(a)	$1.48	$1.20	$0.28	23.3%	$2.78	$2.21	$0.57	25.8%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

Free Cash Flow for the first six months of 2012 decreased 11.5% to $1.5 billion from $1.7 billion in the first six months of 2011, due mainly to lower cash provided by operating activities and an increase in capital expenditures. Cash Provided by Operating Activities for the first six months of 2012 was $2.9 billion, a 5.2% decrease from $3.1 billion in the first six months of 2011. This decrease was driven by a significant income tax refund received in the first quarter of 2011 and an increase in net interest payments, partially offset by higher Adjusted OIBDA.

(in millions; unaudited)	2nd Quarter				Year-to-Date 6/30
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Adjusted OIBDA(a)	$2,011	$1,824	$187	10.3%	$3,884	$3,555	$329	9.3%
Net interest payments	(381)	(321)	(60)	18.7%	(846)	(720)	(126)	17.5%
Net income tax refunds (payments)	(58)	(37)	(21)	56.8%	(77)	221	(298)	(134.8%)
All other, net, including working capital changes	(35)	44	(79)	(179.5%)	(41)	24	(65)	(270.8%)

Cash provided by operating activities	1,537	1,510	27	1.8%	2,920	3,080	(160)	(5.2%)
Add: Excess tax benefit from exercise of stock options	8	12	(4)	(33.3%)	60	41	19	46.3%
Less:
Capital expenditures	(712)	(700)	(12)	1.7%	(1,418)	(1,363)	(55)	4.0%
Cash paid for other intangible assets	(7)	(6)	(1)	16.7%	(16)	(14)	(2)	14.3%
Other	(2)	(1)	(1)	100.0%	(4)	(2)	(2)	100.0%

Free Cash Flow(a)	824	815	9	1.1%	1,542	1,742	(200)	(11.5%)
Economic Stimulus Act impacts(b)	51	(182)	233	(128.0%)	51	(452)	503	(111.3%)

Free Cash Flow excluding Economic Stimulus Act impacts	$875	$633	$242	38.2%	$1,593	$1,290	$303	23.5%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Free Cash Flow.
(b)	Additional information on the Economic Stimulus Acts is available in the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Net Debt and Mandatorily Redeemable Preferred Equity totaled $24.3 billion as of June 30, 2012 compared to $21.6 billion as of December 31, 2011, as the cash used for the acquisition of Insight, share repurchases and dividend payments was greater than Free Cash Flow.

(in millions; unaudited)	6/30/2012	12/31/2011
Long-term debt	$25,381	$24,320
Debt due within one year	1,855	2,122

Total debt	27,236	26,442
Cash and equivalents	(3,226)	(5,177)

Net debt(a)	24,010	21,265
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$24,310	$21,565

(a)	Net debt is defined as total debt less cash and equivalents.

RETURN OF CAPITAL

Time Warner Cable returned $617 million to shareholders during the quarter. Share repurchases during the second quarter of 2012 totaled $440 million or 5.6 million shares of common stock. As of June 30, 2012, $3.3 billion remained under the Company’s share repurchase authorization. Time Warner Cable also paid a regular dividend of $0.56 per share of common stock, $177 million in aggregate, during the second quarter of 2012.

SUBSCRIBER METRICS

(in thousands)		Net
	3/31/2012	Additions (Declines)	6/30/2012
Residential services subscribers:
Video	12,468	(169)	12,299
High-speed data	10,716	59	10,775
Voice	4,945	45	4,990
Business services subscribers:
Video	185	—	185
High-speed data	420	13	433
Voice	184	14	198

Single play subscribers	5,980	(30)	5,950
Double play subscribers	5,184	(85)	5,099
Triple play subscribers	4,190	54	4,244

Customer relationships	15,354	(61)	15,293

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow. Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and, through its NaviSite subsidiary, managed and outsourced information technology solutions and cloud services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com, www.navisite.com, and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules and Presentation Slides posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Thursday, August 2, 2012. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
Justin Venech (212) 364-8242	Laraine Mancini (212) 364-8202

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30, 2012	December 31, 2011
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$3,226	$5,177
Receivables, less allowances of $88 million and $62 million as of June 30, 2012 and December 31, 2011, respectively	791	767
Deferred income tax assets	379	267
Other current assets	190	187

Total current assets	4,586	6,398
Investments	771	774
Property, plant and equipment, net	14,526	13,905
Intangible assets subject to amortization, net	680	228
Intangible assets not subject to amortization	26,011	24,272
Goodwill	2,879	2,247
Other assets	484	452

Total assets	$49,937	$48,276

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$399	$545
Deferred revenue and subscriber-related liabilities	187	169
Accrued programming expense	884	807
Current maturities of long-term debt	1,855	2,122
Other current liabilities	1,828	1,727

Total current liabilities	5,153	5,370
Long-term debt	25,381	24,320
Mandatorily redeemable preferred equity issued by a subsidiary	300	300
Deferred income tax liabilities, net	11,084	10,198
Other liabilities	654	551
TWC shareholders’ equity:
Common stock, $0.01 par value, 308.2 million and 315.0 million shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	3	3
Additional paid-in capital	7,869	8,018
Retained earnings	79	68
Accumulated other comprehensive loss, net	(594)	(559)

Total TWC shareholders’ equity	7,357	7,530
Noncontrolling interests	8	7

Total equity	7,365	7,537

Total liabilities and equity	$49,937	$48,276

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in millions, except per share data)
Revenues	$5,404	$4,944	$10,538	$9,771
Costs and expenses:
Costs of revenues(a)	2,474	2,297	4,878	4,569
Selling, general and administrative(a)	919	823	1,776	1,647
Depreciation	817	744	1,588	1,488
Amortization	33	8	48	14
Merger-related and restructuring costs	21	9	66	15

Total costs and expenses	4,264	3,881	8,356	7,733

Operating Income	1,140	1,063	2,182	2,038
Interest expense, net	(397)	(366)	(802)	(729)
Other expense, net	—	(32)	(3)	(62)

Income before income taxes	743	665	1,377	1,247
Income tax provision	(290)	(244)	(541)	(500)

Net income	453	421	836	747
Less: Net income attributable to noncontrolling interests	(1)	(1)	(2)	(2)

Net income attributable to TWC shareholders	$452	$420	$834	$745

Net income per common share attributable to TWC common shareholders:
Basic	$1.44	$1.25	$2.65	$2.18

Diluted	$1.43	$1.24	$2.63	$2.16

Average common shares outstanding:
Basic	311.1	334.0	312.5	338.7

Diluted	315.3	339.6	317.1	344.6

Cash dividends declared per share of common stock	$0.56	$0.48	$1.12	$0.96

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net income	$836	$747
Adjustments for noncash and nonoperating items:
Depreciation	1,588	1,488
Amortization	48	14
(Income) loss from equity-method investments, net of cash distributions	3	65
Deferred income taxes	267	391
Equity-based compensation expense	78	65
Excess tax benefit from equity-based compensation	(60)	(41)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	14	39
Accounts payable and other liabilities	116	30
Other changes	30	282

Cash provided by operating activities	2,920	3,080

INVESTING ACTIVITIES
Acquisitions and investments, net of cash acquired and distributions received	(1,410)	(303)
Capital expenditures	(1,418)	(1,363)
Other investing activities	13	18

Cash used by investing activities	(2,815)	(1,648)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,015	1,009
Repayments of long-term debt	(250)	—
Repayments of long-term debt assumed in acquisitions	(1,730)	(44)
Debt issuance costs	(13)	(8)
Proceeds from exercise of stock options	93	98
Taxes paid in cash in lieu of shares issued for equity-based compensation	(41)	(28)
Excess tax benefit from equity-based compensation	60	41
Dividends paid	(356)	(330)
Repurchases of common stock	(787)	(1,691)
Other financing activities	(47)	(16)

Cash used by financing activities	(2,056)	(969)

Increase (decrease) in cash and equivalents	(1,951)	463
Cash and equivalents at beginning of period	5,177	3,047

Cash and equivalents at end of period	$3,226	$3,510

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of net income attributable to TWC shareholders for the three and six months ended June 30, 2012 and 2011:

(in millions, except per share data; unaudited)			Operating Income		Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)
	OIBDA(a)	D&A(a)		Other(a)
2nd Quarter 2012:
As reported	$1,990	$(850)	$1,140	$(398)	$(290)	$452	$1.43
Year-over-year change, as reported:
$	$175	$(98)	$77	$1	$(46)	$32	$0.19
%	9.6%	13.0%	7.2%	(0.3%)	18.9%	7.6%	15.3%
Items affecting comparability:
Merger-related and restructuring costs	21	—	21	—	(9)	12	0.05
Asset impairment(b)	—	—	—	2	(1)	1	—
Loss on equity award reimbursement obligation to Time Warner(c)	—	—	—	1	—	1	—

As adjusted	$2,011	$(850)	$1,161	$(395)	$(300)	$466	$1.48
Year-over-year change, as adjusted:
$	$187	$(98)	$89	$4	$(35)	$58	$0.28
%	10.3%	13.0%	8.3%	(1.0%)	13.2%	14.2%	23.3%

2nd Quarter 2011:
As reported	$1,815	$(752)	$1,063	$(399)	$(244)	$420	$1.24
Items affecting comparability:
Merger-related and restructuring costs	9	—	9	—	(4)	5	0.01
Impact of domestic production activities deduction	—	—	—	—	(9)	(9)	(0.03)
Impact of expired Time Warner stock options, net(d)	—	—	—	—	(8)	(8)	(0.02)

As adjusted	$1,824	$(752)	$1,072	$(399)	$(265)	$408	$1.20

(a)

OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other expense, net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

(b)	Amount represents an impairment of TWC’s investment in Canoe Ventures LLC, an equity-method investee engaged in the development of advanced advertising platforms.
(c)

Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other expense, net, in the period of change.

(d)

Amounts represent the impact of the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees, net of excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC restricted stock units.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions, except per share data; unaudited)			Operating		Income Tax	TWC Net	Diluted
	OIBDA(a)	D&A(a)	Income	Other(a)	Provision	Income(a)	EPS(a)
Year-to-Date 6/30/2012:
As reported	$3,818	$(1,636)	$2,182	$(807)	$(541)	$834	$2.63
Year-over-year change, as reported:
$	$278	$(134)	$144	$(14)	$(41)	$89	$0.47
%	7.9%	8.9%	7.1%	1.8%	8.2%	11.9%	21.8%
Items affecting comparability:
Merger-related and restructuring costs	66	—	66	—	(26)	40	0.13
Asset impairment(b)	—	—	—	12	(5)	7	0.02
Gain on equity award reimbursement obligation to Time Warner(c)	—	—	—	(2)	1	(1)	—

As adjusted	$3,884	$(1,636)	$2,248	$(797)	$(571)	$880	$2.78
Year-over-year change, as adjusted:
$	$329	$(134)	$195	$(9)	$(66)	$120	$0.57
%	9.3%	8.9%	9.5%	1.1%	13.1%	15.8%	25.8%

Year-to-Date 6/30/2011:
As reported	$3,540	$(1,502)	$2,038	$(793)	$(500)	$745	$2.16
Items affecting comparability:
Merger-related and restructuring costs	15	—	15	—	(6)	9	0.03
Loss on equity award reimbursement obligation to Time Warner(c)	—	—	—	5	(2)	3	0.01
Impact of domestic production activities deduction	—	—	—	—	(9)	(9)	(0.03)
Impact of expired Time Warner stock options, net(d)	—	—	—	—	12	12	0.04

As adjusted	$3,555	$(1,502)	$2,053	$(788)	$(505)	$760	$2.21

(a)

OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other expense, net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

(b)	Amount represents an impairment of TWC’s investment in Canoe Ventures LLC, an equity-method investee engaged in the development of advanced advertising platforms.
(c)

Pursuant to an agreement with Time Warner, TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other expense, net, in the period of change.

(d)

Amounts represent the impact of the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees, net of excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC restricted stock units.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•

Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Company’s separation from Time Warner (the “Separation”).

•	Adjusted OIBDA less capital expenditures means Adjusted OIBDA minus capital expenditures.

•

Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; certain changes to income tax provision; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation; as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

•

Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (1) considerable amounts of noncash depreciation and amortization and (2) items not within the control of the Company’s operations managers (such as net income attributable to noncontrolling interests, income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less capital expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less capital expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenues. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less capital expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less capital expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures attributable to noncontrolling interests, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.